Exhibit 99.1

Tennessee Commerce Bancorp, Inc.
Frequently Asked Questions
(as of February 22, 2012)

The following list of frequently asked questions and related responses may assist you in understanding what is happening at Tennessee Commerce Bancorp, Inc. (the “Company”).

On Friday, January 27, 2012, Tennessee Commerce Bank, (the “Bank”) was closed by the Tennessee Department of Financial Institutions. The Federal Deposit Insurance Corporation (“FDIC”) was then named receiver (“Receiver”) of the Bank.  Subsequent to the closure of the Bank and the FDIC being named as Receiver (“FDIC Receivership”), Republic Bank & Trust Company entered into a purchase and assumption agreement to assume substantially all the deposits, and agreed to purchase some of the assets of the Bank.

A list of frequently asked questions related to the Bank can be found on the FDIC’s website at
http://www.fdic.gov/bank/individual/failed/tcb_q_and_a.html.

Does the FDIC also own the Company or the Company’s assets as a result of being appointed Receiver of the Bank?

No, the Bank was a wholly-owned subsidiary of the Company and although the Bank’s stock was the Company’s primary asset, the Company will continue to operate independently of the Bank.  However, given that the Bank’s stock represented the Company’s principal tangible asset, the Company has limited resources available to it and can make no assurances as to whether and how long it will be able to continue as a going concern.

How did FDIC Receivership of the Bank impact shares of Company common stock?

Shares of the Company’s common stock are owned by private investors.  As a result, these shares continue to remain outstanding as they were not part of the FDIC Receivership.  However, as a result of the FDIC Receivership, on February 8, 2012, the Company’s common stock became suspended from the NASDAQ Stock Market LLC (“NASDAQ”) after the exchange imposed a trading halt on January 27, 2012.  NASDAQ also intends to delist the Company’s common stock.  See “What is the Status of the Company’s NASDAQ Listing?” below.

What is the status of the Company’s NASDAQ listing?

Effective on February 8, 2012, the Company’s common stock became suspended from NASDAQ due to the following factors: (i) closure of the Bank, which was the Company’s primary asset; (2) concerns about the Company’s ability to demonstrate compliance with all requirements for continued listing on NASDAQ; (3) concerns regarding the residual equity interest of the existing listed securities holders; and (4) concerns about the Company’s pre-existing NASDAQ deficiencies.

NASDAQ has notified the Company that it will be filing a Form 25 to complete the delisting process.  Delisting will become effective ten days after the Form 25 is filed.

Will the Company resume filing periodic reports with the Securities and Exchange Commission (the “SEC”)?

Due to a lack of available resources, the Company may be unable to make future filings with the SEC.

Is the Company’s common stock traded on any exchange or the “Pink Sheets?”

Effective on February 8, 2012, the Company’s common stock began trading on the Pink Sheets under the symbol “TNCC.PK.”  The Pink Sheets is an electronic quotation service which displays quotes for over the counter securities in real time.  Although the Company’s common stock is currently traded on the Pink Sheets, there can be no assurance that it will continue to trade on the Pink Sheets for any particular time period.  The Pink Sheets is not a registered stock exchange company, and it is not affiliated with NASDAQ.

As previously indicated, the Company’s common stock is being delisted from NASDAQ.  The Company does not expect that its common stock will be relisted with NASDAQ or become listed on any other registered stock exchange.

What would a potential wind-down of the Company’s affairs mean for its common shareholders?

The Company’s total liabilities significantly exceed its total assets.  As a result, it may become necessary for the Company to wind-down its affairs.  If it becomes necessary for the Company to liquidate, or wind-down its affairs, senior creditors, such as parties with claims to secured assets, will have top priority, followed by junior creditors, such as holders of the Company’s trust preferred securities.  Only after these parties get paid will remaining proceeds, if any, be available to the Company’s common stockholders.  Given that the Company’s liabilities far exceed its assets, and that the priority of its common shareholders falls below the priority of the Company’s  creditors, in the event that the Company is required to liquidate or wind-down its affairs it is unlikely that the Company’s common shareholders will receive any value for their shares from the Company.

Who should I contact at the Company if I have questions about the Company and what is the Company’s current address?

The Company has relocated as a result of the closure of the Bank.  The new address of the Company is and its current contact person is:

Frank Perez
Chief Financial Officer
Tennessee Commerce Bancorp, Inc.
341 Cool Springs Blvd.
Suite 110
Franklin, TN 37067
investorrelationstncc.com11@ymail.com

Caution about forward-looking statements

Certain statements made herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, such as statements about the Company’s ability to continue as a going concern or have its stock remain traded on the Pink Sheets.  Although the Company believes that its expectations with respect to such forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its operations, there can be no assurance the Company will be able to continue as a going concern or that its stock will continue to trade on the Pink Sheets.